Exhibit 5.1

[Letterhead of Brownstein Hyatt Farber Schreck, LLP]

January 30, 2014

Board of Directors

Real Goods Solar, Inc.

833 W. South Boulder Road

Louisville, Colorado 80027-2452

Ladies and Gentlemen:

We have acted as counsel to Real Goods Solar, Inc., a Colorado corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission in connection with the registration of an additional 4,304,237 shares of the Company’s Class A common stock, par value $0.0001 per share (the “Common Stock”), available for issuance under the Company’s 2008 Long-Term Incentive Plan, as amended and restated September 6, 2013 (the “Incentive Plan”).

As such counsel, we have examined the Incentive Plan, the Company’s Articles of Incorporation, the Company’s Bylaws, and such Company records, certificates of responsible officers of the Company and documents as we have deemed necessary or relevant as a basis for this opinion.

Based on these examinations, it is our opinion that such Common Stock, when sold and issued in the manner referred to in the Registration Statement, the Incentive Plan and the Option Agreement, will be legally issued, fully paid, and non-assessable.

This opinion is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K. We consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not admit that we are experts within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations thereunder or that this consent is required by Section 7 of the Securities Act.

This opinion letter is rendered as of the date first written above, and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein.

We express no opinion under, or view with respect to, either directly or indirectly, laws other than the Colorado Business Corporation Act. Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Common Stock.

This opinion is furnished to you in connection with the above-described shares, is for your benefit and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act.

Very truly yours,

/s/ Brownstein Hyatt Farber Schreck, LLP